Exhibit 99.15

FIRST AMENDMENT

to

AMENDED AND RESTATED

WARRANT ORIGINALLY

ISSUED ON SEPTEMBER 10, 2007

THIS FIRST AMENDMENT is made on the 13th day of March, 2013, between:

(1)	TOWER SEMICONDUCTOR LTD., a company incorporated in Israel (registered number 52–004199–7), having its registered office at P.O. Box 619, Migdal Haemek 23105, Israel (“the Company”);

and

(2)	BANK LEUMI LE-ISRAEL B.M. (“the Holder”)

WHEREAS:

(A)	pursuant to a Warrant issued on September 10, 2007, the Company granted the Holder the right to purchase 1,000,000 (one million) Warrant Shares at the Warrant Price of US $2.04 (two United States Dollars and four cents) per share, such Warrant being amended on October 13, 2009 and August 16, 2010 and amended and restated in its entirety on September 1, 2010 (such Warrant as amended and restated as aforesaid, “the Restated Warrant”); and

(B)	as a result of a 15 to 1 reverse stock split effected by the Company in August 2012, the number of Warrant Shares has been adjusted to 66,667 (sixty-six thousand six hundred and sixty-seven) and the Warrant Price has been adjusted to US $30.60 (thirty United States Dollars and sixty cents); and

(C)	at the request of the Company, the Company and the Holder have agreed to enter into a First Amendment to the Restated Warrant, dated as of the date hereof (“this Amendment”), in order to extend the Expiration Date of the Restated Warrant,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	Unless otherwise defined in this Amendment, terms defined and references contained in the Restated Warrant, shall have the same meaning and construction in this Amendment.

2.	The Restated Warrant is hereby amended as follows:

Clause 2A (“Term”) is hereby amended to delete the date “December 31, 2015” and substitute therefor the date “December 31, 2016”.

3.	Save as amended expressly pursuant to this Amendment, the provisions of the Restated Warrant shall continue in full force and effect and the Restated Warrant and this Amendment shall be read and construed as one instrument.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of Israel.

IN WITNESS WHEREOF, the parties have signed this First Amendment on the 13th day of March, 2013.

for:	TOWER SEMICONDUCTOR LTD.

By:	/s/ Tziona Shriki Oren Shirazi

Title	Vice CFO CFO

for:	BANK LEUMI LE-ISRAEL B.M.

By:	/s/ Michal Harlev Baruch Shuster

Title	[Area Manager] [Section Head]